Joseph Blasko
[Address]

May 9, 2025

Dear Mr. Blasko:

I am pleased to present you with an offer of employment to join Allegion as its Senior Vice President and General Counsel reporting to me. This position will be located in Carmel, Indiana with the expectation that you will fully relocate to the greater Indianapolis, IN area no later than April 2026. Your employment date will be agreed upon but targeted for June 16, 2025 (“Employment Date”). I look forward to your acceptance of this offer and you leading Allegion to further success. You will be joining Allegion’s team of experts who make the world safer by securing the places where people live and thrive.

Allegion offers valuable programs to support the health, wellness and financial security of eligible employees and their families. The compensation, benefits and other aspects of your offer are outlined below:

•Your base salary will be set at an annual rate of $550,000, which will be paid bi-weekly.

•You will be eligible to participate in the Allegion Annual Incentive Plan (“AIP”). Your annual opportunity is targeted at 60% of your base salary. The actual award that you may receive can range from 0% to 200% of the targeted amount depending upon your performance and the performance of Allegion. Please see the enclosed AIP brochure for further details of this program.

•You will be eligible to receive an Allegion equity award during the annual compensation planning process (during the first quarter of the calendar year), subject to nomination and approval. Your current equity target value is $900,000 and your award will be delivered in the form of a mix of performance stock units (PSUs), restricted stock units (RSUs), and non-qualified stock options (NQSO). Details regarding the terms and conditions of your award, including vesting, will be provided upon grant issuance. Annual equity grants are contingent on and variable with your sustained performance and demonstrated leadership potential. Please see the enclosed equity brochure for further details of this program.
•When you consider each of the above items, your TDC target is $1,780,000.

•The Compensation and Human Capital Committee has approved a sign-on equity grant in the total value of $900,000 and in the form of PSUs, RSUs and NQSOs. The award will be granted on the second business day following the month of hire and will be based on the fair market value as of the grant date. Details regarding the terms and conditions of your award, including vesting, will be provided within your grant agreement.

•You will be eligible for a cash payment in the amount of $250,000, subject to applicable withholding, which will be payable to you within 45 days of your Employment Date. If you voluntarily terminate your employment within one year following your Employment Date, the entire amount must be repaid.

•Beginning on your Employment Date, you will be eligible to participate in all applicable benefit programs offered to Allegion employees in accordance with the terms and conditions of those programs including qualified and non-qualified 401k plans for employees in the United States. To learn more about the benefit programs, please visit http://www.mymobilewalletcard.com/allegion or view the New Hire Benefits Guide and Benefits New Hire Legal Notices.

•Beginning on your Employment Date, you will be eligible for unlimited Paid Time Off (PTO) per our policy.

•You will be eligible for the Allegion Relocation Program to the greater Indianapolis area. After we receive your acceptance of this offer, a representative from our relocation provider, Aires, will be in touch with you to explain the program and begin the process. Please see the enclosed relocation policy for further details.

In addition to the above, as an Officer of Allegion, the following programs will be available to you:
a.Financial Counseling: Effective on your Employment Date, you will be eligible for a tax, estate, and financial planning services allowance up to $12,000 annually. The entire allowance will be imputed to your annual income.

b.Executive Health Program: Effective on your Employment Date, you will be eligible to participate in an executive physical examination program established for Allegion in an amount not to exceed $2,000 annually.

c.Change-in-Control: Effective on your Employment Date, the Human Capital and Compensation Committee of the Board of Directors has approved your participation in the Allegion Change in Control Plan (“CIC Plan”). In addition to other certain benefits, more fully set forth within the CIC Plan, the CIC Plan generally provides severance payment and enhanced coverage under certain benefit plans in the event of a loss of job due to a Covered Termination (as defined and in accordance with the CIC Plan). Your severance payment under the CIC Plan will be equal to two (2) times your base salary plus your annual incentive target. No excise tax gross-ups will be provided, however, your CIC related cash severance benefit will be adjusted to provide you with the greater after-tax benefit between a) Cash severance payments paid in full, with you being responsible for all taxes incurred, or b) Cash severance payments reduced to avoid triggering excise taxes. You will separately be provided with a copy of this CIC Plan agreement upon your acceptance.

•Stock Ownership: Based on your role in Allegion, you are restricted from transactions involving Allegion securities (for example, exercising options or buying or selling ordinary shares or debt securities on the open market) except during designated window periods. You are also required to obtain pre-clearance prior to transacting in any Allegion shares/securities. Furthermore, you will be required to comply with the Allegion executive stock ownership requirements, which is two (2) times your annual base salary ($1,100,000) for your role. You will have 5 years to reach this ownership level.

This offer is contingent upon your acceptance of the enclosed Agreement to Assign Inventions and the Non-Competition and No Solicitation Agreement. To accept this offer, please sign the Agreement to Assign Inventions, the Non-Competition and No Solicitation Agreement, and this letter as indicated under the Candidate Acceptance section below and return all documents to Jennifer Hawes, SVP – Chief Human Resources Officer.

Please understand that this letter does not constitute a contract of employment for any specific period of time but will create an “employment at-will” relationship. This means that the employment relationship may be terminated with or without cause and with or without notice at any time by you or Allegion. Allegion reserves the right to modify or amend the terms of your employment at any time for any reason. This document does not create an express or implied contract of employment.

Joseph, we believe that you will make a significant contribution to Allegion and look forward to receiving your acceptance.

Sincerely,

/s/ John H. Stone

John Stone

Cc : Jennifer Hawes

Attachments:
•2025 AIP Brochure
•2025 Equity Brochure
•2025 New Hire Benefits Guide
•2025 Benefits Legal Notices
•U.S. Executive Relocation Policy
•Stock Ownership Guidelines
•Agreement to Assign Inventions
•Non-Competition and No Solicitation Agreement

Conditions of Offer

This offer is contingent upon the following:

1.Verification of information signed and submitted in connection with the Allegion employment application and authorization for Release of Personal Data Records Information.

2.Passing the required drug and background screening. All test results will be handled in strict confidence. After submitting your acceptance of employment, you will receive an email outlining the substance abuse screen requirements, instructions, list of locations and instructions on initiating your background check.

3.Providing proof of identity and employment eligibility pursuant to the Immigration Reform and Control Act of 1986 within three (3) working days after the actual commencement of work. After submitting your acceptance of employment, you will be provided with instructions for completing this requirement along with a list of acceptable verification documents.

4.Understanding, agreeing, signing, and returning the Agreement to Assign Inventions and Non-Competition and No Solicitation Agreement.

CANDIDATE ACCEPTANCE

I accept your offer of employment with Allegion and agree to the conditions in the offer letter.

/s/ Joseph C. Blasko            10 May 2025
Joseph Blasko                Date